UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 30, 2022

UNITED STATES ANTIMONY CORPORATION
(Exact name of registrant as specified in its charter)

Montana	33-00215	81-0305822
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

P.O. Box 643 Thompson Falls, Montana	59873
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (406) 827-3523

                                          Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors;
(d)	Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

November 27, 2022. US Antimony is pleased to announce the addition of Gary C. Evans to its board of directors. Gary C. Evans has extensive experience in the public and private financial business sectors as well as entrepreneurial expertise in start-up enterprises to multi-billion dollar corporations. Additionally, Gary C. Evans has a history of successful dealings with investor relations and financial institutions. This set of attributes makes Mr. Evans a great and muchneeded addition to our board of directors. Gary C. Evans presently serves as Chairman of the Board and Chief Executive Officer of Generation Hemp, Inc. (“GENH”), a publicly held, energy transition hemp company that currently trades on the OTCQB with an approximate $50 Million market capitalization. GENH has diversified through various acquisitions in the hemp industry, predominantly within the midstream sector. Mr. Evans previously led Magnum Hunter Resources Corporation for seven years, a NYSE listed multibillion dollar public energy company specializing in unconventional resource plays predominately in the Appalachian Basin and the Eagle Ford. These corporate assets are now part of Southwestern Energy Co. (NYSE: SWN) Mr. Evans was also founder and CEO of Eureka Hunter Holdings, LLC, a mid-stream gas gathering company transporting and managing up to 1 BCF of daily natural gas volumes from wells producing in West Virginia and Ohio on approximately 200 miles of newly constructed pipeline during the similar seven-year period. Additionally, Mr. Evans previously founded and served as the Chairman and Chief Executive Officer of Magnum Hunter Resources Inc. (MHRI), a NYSE listed company, for twenty years before selling MHRI to Cimarex Energy for approximately $2.2 billion in June 2005. These assets are now part of Coterra Energy, Inc. (NYSE: CTRA). Throughout his career, Mr. Evans has raised various forms of capital on Wall Street that has exceeded $7 Billion. Mr. Evans has previously served for 24 years as a Director of Novavax Inc., a NASDAQ listed (“NVAX”) clinical-stage vaccine biotechnology company (Covid-19 Vaccine) which reached a market capitalization in excess of $15 Billion during the pandemic, where he previously also served as Chairman, CEO and Lead Director. Mr. Evans was recognized by Ernst and Young as the Southwest Area 2004 Entrepreneur of the Year for the Energy Sector and was subsequently inducted into the World Hall of Fame for Ernst & Young Entrepreneurs. Mr. Evans was also recognized as the Energy Industry Leader of the year in 2013 and chosen by Finance Monthly in 2013 as one of the most respected CEO's. Mr. Evans was chosen as the Best CEO in the "Large Company" category by Texas Top Producers in 2013. He additionally won the Deal Maker of the Year Award in 2013 by Finance Monthly. Mr. Evans serves on the Board of the Maguire Energy Institute at Southern Methodist University and now speaks on the current affairs of the hemp industry at hemp industry conferences, on radio networks, and podcasts. Mr. Evans commented, “I am very pleased to accept this nomination to the Board of Directors of US Antimony. We have been having these discussions regarding a board position for several months now and the time is right for all parties. Having started and run four separate publicly traded companies over the past 35 years, predominantly in the energy sector, three of which were on the NYSE and became multibillion enterprise value entities, I hope to be able to add some value to a company I deem is currently trading significantly below its intrinsic value. The common goal of our board and management team is to figure out ways to bridge this value gap for the ultimate benefit of all our shareholders, both new and old.”

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2022

UNITED STATES ANTIMONY CORPORATION

By:	/s/ John C. Gustavsen
John C. Gustavsen
C. E. O.

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